                                                                   EXHIBIT 99(a)


                   MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP
                         CERTIFIED PUBLIC ACCOUNTANTS
              A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION

RALPH S. McLEMORE, SR., C.P.A. (1963-1977)                  389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)                        POST OFFICE BOX ONE
______________________________________                     MACON, GEORGIA 31202
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.                          (912) 746-6277
RAY C. PEARSON, C.P.A.                                      FAX (912) 741-8353
J. RANDOLPH NICHOLS, C.P.A.
WILLIAM H. EPPS, JR., C.P.A.                              1117 MORNINGSIDE DRIVE
RAYMOND A. PIPPIN, JR., C.P.A.                             POST OFFICE BOX 1287
JERRY A. WOLFE, C.P.A.                                        PERRY, GA 31069
W. E. BARFIELD, JR., C.P.A.                                   (912) 987-0947
HOWARD S. HOLLEMAN, C.P.A.                                  FAX (912) 987-0526
F. GAY McMICHAEL, C.P.A.
RICHARD A. WHITTEN, JR., C.P.A.
ELIZABETH WARE HARDIN, C.P.A.
CAROLINE E. GRIFFIN, C.P.A.
RONNIE K. GILBERT, C.P.A.


                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.

                                       McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
February 7, 2001

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31

                                 ASSETS
                                                                    2000             1999
                                                               -------------    -------------
Cash and Balances Due from Depository Institutions             $  18,594,312    $  22,549,919

Federal Funds Sold                                                21,675,000       15,290,000

Investment Securities
  Available for Sale, at Fair Value                               70,222,242       61,856,218
  Held to Maturity, at Cost (Fair Value of $290,732 and
    $937,449 as of December 31, 2000 and 1999, Respectively)         293,020          963,196
                                                               -------------    -------------

                                                                  70,515,262       62,819,414


Loans Held for Sale                                                1,512,683               --

Loans                                                            388,006,830      315,440,689
 Allowance for Loan Losses                                        (5,661,315)      (4,682,024)
 Unearned Interest and Fees                                           (3,954)          (5,379)
                                                               -------------    -------------

                                                                 382,341,561      310,753,286

Premises and Equipment                                            14,047,269       12,847,033

Other Real Estate                                                    349,121          883,257

Other Assets                                                      10,867,389       10,129,025
                                                               -------------    -------------

Total Assets                                                   $ 519,902,597    $ 435,271,934
                                                               =============    =============

The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31

                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                2000             1999
                                                            -------------    -------------
Deposits
  Noninterest-Bearing                                       $  38,648,547    $  33,720,097
  Interest-Bearing                                            411,363,397      340,730,166
                                                            -------------    -------------

                                                              450,011,944      374,450,263

Borrowed Money                                                 25,085,719       21,966,801

Other Liabilities                                               4,594,801        3,844,232

Stockholders' Equity
  Common Stock, Par Value $1 a Share; Authorized
    20,000,000 Shares, Issued 4,440,276 and 4,435,026
    Shares as of December 31, 2000 and 1999, Respectively       4,440,276        4,435,026
  Paid-In Capital                                              21,602,953       21,537,328
  Retained Earnings                                            14,436,056       10,766,844
  Restricted Stock - Unearned Compensation                        (47,250)            --
  Accumulated Other Comprehensive Income, Net of Tax             (221,902)      (1,728,560)
                                                            -------------    -------------

                                                               40,210,133       35,010,638
                                                            -------------    -------------

Total Liabilities and Stockholders' Equity                  $ 519,902,597    $ 435,271,934
                                                            =============    =============

The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                         2000          1999          1998
                                                      -----------   -----------   -----------
Interest Income
  Loans, Including Fees                               $36,332,732   $28,344,263   $25,851,093
  Federal Funds Sold                                    1,128,886       602,017     1,125,395
  Deposits with Other Banks                               127,820       467,316        49,455
  Investment Securities
    U. S. Treasury                                             --            --        40,461
    U. S. Government Agencies                           3,253,912     3,212,869     2,957,590
    State, County and Municipal                           355,909       428,278       393,179
    Other Investments                                     465,200        62,328        93,666
  Dividends on Other Investments                           93,348       143,245       141,847
                                                      -----------   -----------   -----------

                                                       41,757,807    33,260,316    30,652,686
                                                      -----------   -----------   -----------
Interest Expense
  Deposits                                             20,373,735    15,972,709    14,624,765
  Federal Funds Purchased                                  17,966        16,198        21,518
  Borrowed Money                                        1,873,008     1,125,446       874,782
                                                      -----------   -----------   -----------

                                                       22,264,709    17,114,353    15,521,065
                                                      -----------   -----------   -----------

Net Interest Income                                    19,493,098    16,145,963    15,131,621

  Provision for Loan Losses                             2,279,810     1,166,000     1,157,330
                                                      -----------   -----------   -----------

Net Interest Income After Provision for Loan Losses    17,213,288    14,979,963    13,974,291
                                                      -----------   -----------   -----------

Noninterest Income
  Service Charges on Deposits                           2,566,669     2,269,836     1,931,721
  Other Service Charges, Commissions and Fees             413,930       673,506       372,918
  Securities Gains                                             --            --        40,838
  Other                                                   510,691       176,375       313,156
                                                      -----------   -----------   -----------

                                                        3,491,290     3,119,717     2,658,633
                                                      -----------   -----------   -----------
Noninterest Expenses
  Salaries and Employee Benefits                        7,463,278     6,450,944     5,721,257
  Occupancy and Equipment                               2,277,178     2,049,777     1,878,200
  Directors' Fees                                         362,084       354,986       350,125
  Securities Losses                                       494,343         2,115            --
  Legal and Professional Fees                             450,620       255,644       297,282
  Other Real Estate Expense                                32,232       113,568       252,089
  Other                                                 2,924,789     2,789,965     2,589,551
                                                      -----------   -----------   -----------

                                                       14,004,524    12,016,999    11,088,504
                                                      -----------   -----------   -----------

Income Before Income Taxes                              6,700,054     6,082,681     5,544,420

Income Taxes                                            2,187,189     1,902,464     1,692,472
                                                      -----------   -----------   -----------

Net Income                                            $ 4,512,865   $ 4,180,217   $ 3,851,948
                                                      ===========   ===========   ===========

Net Income Per Share of Common Stock
  Basic                                               $      1.02   $      0.94   $      0.87
                                                      ===========   ===========   ===========

  Diluted                                             $      1.02   $      0.94   $      0.87
                                                      ===========   ===========   ===========

Weighted Average Shares Outstanding                     4,439,014     4,435,026     4,426,276
                                                      ===========   ===========   ===========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                2000         1999           1998
                                            -----------   -----------    -----------
Net Income                                  $ 4,512,865   $ 4,180,217    $ 3,851,948
                                            -----------   -----------    -----------

Other Comprehensive Income, Net of Tax
  Gains (Losses) on Securities
    Arising During the Year                   1,180,392    (1,646,355)        75,842
  Reclassification Adjustment                   326,266         1,396        (26,953)
                                            -----------   -----------    -----------

  Unrealized Gains (Losses) on Securities     1,506,658    (1,644,959)        48,889
                                            -----------   -----------    -----------

Comprehensive Income                        $ 6,019,523   $ 2,535,258    $ 3,900,837
                                            ===========   ===========    ===========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                             Restricted
                                                                                               Stock -    Accumulated
                                                                                              Unearned       Other
                                           Shares       Common       Paid-In      Retained     Compen-   Comprehensive
                                         Outstanding    Stock        Capital      Earnings     sation        Income       Total
                                         ----------- ------------  -----------  -----------  ----------  -------------  -----------
Balance, December 31, 1997                 2,173,263 $ 21,732,630  $ 1,137,424  $ 6,083,128  $        -  $    (132,490) $28,820,962
  Common Stock Issuance                       44,250      442,500      442,287                                              884,787
  Unrealized Gain on Securities
    Available for Sale, Net of Tax of
    $24,951                                                                                                     48,889       48,889
  Dividends Paid                                                                   (510,031)                               (510,031)
  Net Income                                                                      3,851,948                               3,851,948
                                         ----------- ------------  -----------  -----------  ----------  -------------  -----------

Balance, December 31, 1998                 2,217,513   22,175,130    1,579,711    9,425,045           -        (83,601)  33,096,285
  Change in Par Value of Common Stock                 (19,957,617)  19,957,617                                                    -
  100 Percent Stock Dividend               2,217,513    2,217,513                (2,217,513)                                      -
  Unrealized Loss on Securities
    Available for Sale, Net of Tax
    Benefit of ($817,220)                                                                                   (1,644,959)  (1,644,959)
  Dividends Paid                                                                   (620,905)                               (620,905)
  Net Income                                                                      4,180,217                               4,180,217
                                         ----------- ------------  -----------  -----------  ----------  -------------  -----------

Balance, December 31, 1999                 4,435,026    4,435,026   21,537,328   10,766,844           -     (1,728,560)  35,010,638
  Common Stock Granted                         5,250        5,250       65,625                  (70,875)                          -
  Amortization of Unearned Compensation                                                          23,625                      23,625
  Unrealized Gain on Securities
    Available for Sale, Net of Tax of
    $749,583                                                                                                 1,506,658    1,506,658
  Dividends Paid                                                                   (843,653)                               (843,653)
  Net Income                                                                      4,512,865                               4,512,865
                                         ----------- ------------  -----------  -----------  ----------  -------------  -----------

Balance, December 31, 2000                 4,440,276 $  4,440,276  $21,602,953  $14,436,056  $  (47,250) $    (221,902) $40,210,133
                                         =========== ============  ===========  ===========  ==========  =============  ===========

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                              2000            1999            1998
                                                                          ------------    ------------    ------------
Cash Flows from Operating Activities
  Net Income                                                              $  4,512,865    $  4,180,217    $  3,851,948
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                                           1,280,312       1,168,173         975,416
      Amortization and Accretion                                               100,135         176,335         (24,522)
      Provision for Loan Losses                                              2,279,810       1,166,000       1,157,330
      Deferred Income Taxes                                                   (396,917)       (211,637)         (7,175)
      Securities (Gains) Losses                                                494,343           2,115         (40,838)
      (Gain) Loss on Sale of Equipment                                         (74,923)        (12,305)           (570)
      (Gain) Loss on Sale of Other Real Estate and Repossessions                (4,872)        (19,651)         20,418
      Other Real Estate Writedown                                                   --          23,000          (3,906)
      Change In
        Interest Receivable                                                 (1,024,025)         13,075        (406,960)
        Prepaid Expenses                                                      (179,324)         39,808         (22,718)
        Interest Payable                                                       453,009         261,657         145,607
        Accrued Expenses and Accounts Payable                                  321,238         198,665         162,348
        Other                                                                 (351,018)        (55,757)        (51,426)
                                                                          ------------    ------------    ------------

                                                                             7,410,633       6,929,695       5,754,952
                                                                          ------------    ------------    ------------
Cash Flows from Investing Activities
  Interest-Bearing Deposits in Other Banks                                   3,802,024      (5,657,411)        (42,125)
  Purchase of Investment Securities
    Available for Sale                                                     (28,893,359)    (32,344,903)    (87,364,577)
  Proceeds from Sale of Investment Securities
    Available for Sale                                                      17,480,023       3,044,183       5,118,297
  Proceeds from Maturities, Calls and Paydowns
    of Investment Securities
      Available for Sale                                                     4,653,291      35,081,355      65,800,538
      Held to Maturity                                                         814,578         604,197       1,750,190
  Proceeds from Sale of Equipment                                              230,125          22,242         135,200
  Net Loans to Customers, Net of Loans Received in Business Acquisition    (75,493,775)    (65,211,495)    (20,686,240)
  Purchase of Premises and Equipment, Net of Property and Equipment
    Received in Business Acquisition                                        (2,632,908)     (2,339,296)     (3,661,144)
  Other Real Estate and Repossessions                                        1,102,562       1,481,408       1,513,034
  Cash Surrender Value of Life Insurance                                       (56,054)        (61,481)        (34,036)
  Cash Used in Business Acquisition, Net                                      (111,687)             --
                                                                          ------------    ------------    ------------

                                                                           (79,105,180)    (65,381,201)    (37,470,863)
                                                                          ------------    ------------    ------------
Cash Flows from Financing Activities
  Interest-Bearing Customer Deposits                                        70,633,231      39,200,292      30,687,650
  Noninterest-Bearing Customer Deposits                                      4,928,450       4,504,459       1,895,808
  Proceeds from Borrowed Money                                               9,697,611      10,700,000       7,500,000
  Dividends Paid                                                              (754,634)       (576,556)       (485,642)
  Principal Payments on Borrowed Money                                      (6,578,694)     (3,254,069)     (6,053,172)
  Proceeds from Issuance of Common Stock                                            --              --         884,787
                                                                          ------------    ------------    ------------

                                                                            77,925,964      50,574,126      34,429,431
                                                                          ------------    ------------    ------------

Net Increase (Decrease) in Cash and Cash Equivalents                         6,231,417      (7,877,380)      2,713,520

Cash and Cash Equivalents, Beginning                                        31,125,662      39,003,042      36,289,522
                                                                          ------------    ------------    ------------

Cash and Cash Equivalents, Ending                                         $ 37,357,079    $ 31,125,662    $ 39,003,042
                                                                          ============    ============    ============

The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

Basis of Presentation

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, Colony Bank of Fitzgerald, Fitzgerald, Georgia; Colony Bank Ashburn, Ashburn, Georgia; Colony Bank Worth, Sylvester, Georgia; Colony Bank of Dodge County, Eastman, Georgia; Colony Bank Wilcox, Rochelle, Georgia; Colony Bank Southeast, Broxton, Georgia (the Banks); and Colony Management Services, Inc., Fitzgerald, Georgia. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry. Certain reclassifications have been made in the 1998 and 1999 financial statements to conform to the 2000 presentation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in south Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in agricultural, commercial and real estate loans to local borrowers. In management's opinion, although the Banks have a high concentration of agricultural and real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of Colony is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company's results of operations and financial condition. The operating results of Colony depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Investment Securities

The Company records investment securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of SFAS 115, the Company must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 2000 and 1999. Realized and unrealized gains and losses are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans Held for Sale

Mortgage loans held for sale are reported at the lower of cost or market value. The method used to determine this amount is the individual loan method.

Loans

Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under SFAS 114, Accounting by Creditors for Impairment of a Loan and SFAS 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 120 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

       Description          Life in Years                   Method
------------------------    -------------        -----------------------------

Banking Premises                15-40            Straight-Line and Accelerated
Furniture and Equipment         5-10             Straight-Line and Accelerated

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statement of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. Statement of Financial Accounting Standards 130 requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.

Changes in Accounting Principles and Effects of New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gain or loss to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, which delays the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities an Amendment of FASB Statement No. 133, which addresses a limited number of issues causing implementation difficulties for certain entities that apply Statement 133. Management does not anticipate that the derivative statements will have a material effect, if any, on the financial position and results of operations of Colony.

During the second quarter of 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Accounting for Start-up Costs. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs and requires start-up costs to be expensed as incurred. The adoption of the Statement had no impact on Colony's financial position or results of operations.

Restricted Stock - Unearned Compensation

In 1999, the board of directors of Colony Bankcorp, Inc. adopted a restricted stock grant plan which awards certain executive officers common shares of the Company. The maximum number of shares which may be subject to restricted stock awards is 44,350. During 2000, 5,250 shares were issued under this plan. The shares are recorded at fair market value (on the date granted) as a separate component of stockholders' equity. The cost of these shares is being amortized against earnings using the straight-line method over 3 years (the restriction period).

(2)  Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

                                                   2000          1999
                                                -----------   -----------
Cash on Hand and Cash Items                     $ 4,845,555   $ 7,457,109
Noninterest-Bearing Deposits with Other Banks    10,836,523     8,378,553
Interest-Bearing Deposits with Other Banks        2,912,234     6,714,257
                                                -----------   -----------

                                                $18,594,312   $22,549,919
                                                ===========   ===========

(3)  Investment Securities

Investment securities as of December 31, 2000 are summarized as follows:

                                                   Gross            Gross
                                  Amortized      Unrealized      Unrealized        Fair
                                    Cost           Gains            Losses         Value
                                 ------------   ------------    ------------    ------------
Securities Available for Sale
  U.S. Government Agencies
    Mortgage Backed              $ 15,112,106   $     44,753    $    (36,255)   $ 15,120,604
    Other                          35,508,778         57,154        (299,853)     35,266,079
  State, County and Municipal       8,043,933         32,970         (56,285)      8,020,618
  Corporate Obligations             9,007,070        206,165                       9,213,235
  The Banker's Bank Stock              50,000                                         50,000
  Federal Home Loan Bank Stock      1,609,700                                      1,609,700
  Marketable Equity Securities      1,130,022                       (188,016)        942,006
                                 ------------   ------------    ------------    ------------

                                 $ 70,461,609   $    341,042    $   (580,409)   $ 70,222,242
                                 ============   ============    ============    ============
Securities Held to Maturity
  State, County and Municipal    $    293,020   $         --    $     (2,288)   $    290,732
                                 ============   ============    ============    ============

The amortized cost and fair value of investment securities as of December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                           Securities
                                          ----------------------------------------------------------------------------
                                                    Available for Sale                      Held to Maturity
                                          ------------------------------------    ------------------------------------
                                             Amortized               Fair            Amortized            Fair
                                                Cost                Value               Cost              Value
                                          ----------------    ----------------    ---------------     ----------------
Due in One Year or Less                   $      5,902,374    $      5,884,271    $       100,000     $         99,913
Due After One Year Through Five Years           32,939,472          32,674,079
Due After Five Years Through Ten Years           4,400,683           4,418,091
Due After Ten Years                                310,183             310,257            193,020              190,819
                                          ----------------    ----------------    ---------------     ----------------

                                                43,552,712          43,286,698            293,020              290,732
Corporate Obligations                            9,007,069           9,213,234
Federal Home Loan Bank Stock                     1,609,700           1,609,700
The Banker's Bank Stock                             50,000              50,000
Marketable Equity Securities                     1,130,022             942,006
Mortgage Backed Securities                      15,112,106          15,120,604
                                          ----------------    ----------------    ---------------     ----------------

                                          $     70,461,609    $     70,222,242    $       293,020     $        290,732
                                          ================    ================    ===============     ================

Investment securities as of December 31, 1999 are summarized as follows:

                                                                   Gross              Gross
                                             Amortized           Unrealized         Unrealized             Fair
                                                Cost               Gains              Losses               Value
                                          ----------------    ----------------    ---------------     ----------------
Securities Available for Sale
U.S. Government Agencies
  Mortgage Backed                         $      4,628,732                        $      (138,957)    $      4,489,775
  Other                                         48,290,906                             (1,954,827)          46,336,079
State, County and Municipal                      8,826,558    $          2,789           (165,002)           8,664,345
The Banker's Bank Stock                             50,000                                                      50,000
Federal Home Loan Bank Stock                     1,425,600                                                   1,425,600
Marketable Equity Securities                     1,130,022                               (239,603)             890,419
                                          ----------------    ----------------    ---------------     ----------------

                                          $     64,351,818    $          2,789    $    (2,498,389)    $     61,856,218
                                          ================    ================    ===============     ================

Securities Held to Maturity
  State, County and Municipal             $        963,196    $             12    $       (25,759)    $        937,449
                                          ================    ================    ===============     ================

Proceeds from sales of investments available for sale were $17,480,023 in 2000, $3,044,183 in 1999 and $5,118,297 in 1998. Gross realized gains totaled $336,
$2,720 and $40,838 in 2000, 1999 and 1998, respectively. Gross realized losses totaled $494,679 in 2000, $4,835 in 1999 and $0 in 1998, respectively.

Investment securities having a carrying value approximating $32,657,900 and $28,317,600 as of December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes.

(4)  Loans

The composition of loans as of December 31 are:

                                                        2000           1999
                                                    ------------   ------------

Commercial, Financial and Agricultural              $ 77,447,854   $ 42,594,703
Real Estate-Construction                               5,960,659      4,003,226
Real Estate-Farmland                                  23,411,176     24,178,687
Real Estate-Other                                    207,395,518    185,662,574
Installment Loans to Individuals                      59,862,199     48,226,090
All Other Loans                                       13,929,424     10,775,409
                                                    ------------   ------------

                                                    $388,006,830   $315,440,689
                                                    ============   ============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $5,164,263 and $5,333,917 as of December 31, 2000 and 1999,
respectively. Foregone interest on nonaccrual loans approximated $575,000 in 2000, $524,000 in 1999 and $611,000 in 1998.

Colony Bankcorp, Inc. recognizes impaired loans as nonaccrual loans delinquent in excess of 120 days for which collateral values are insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follows:

                                                        2000           1999
                                                    ------------   ------------

Total Investment in Impaired Loans                  $    490,987   $    885,036

Less Allowance for Impaired Loan Losses                  (73,651)      (106,321)
                                                    ------------   ------------

Net Investment, December 31                         $    417,336   $    778,715
                                                    ============   ============

Average Investment during the Year                  $    688,924   $  2,116,272
                                                    ============   ============

Income Recognized during the Year                   $     57,147   $     71,890
                                                    ============   ============

Income Collected during the Year                    $     57,147   $     69,404
                                                    ============   ============

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                               2000           1999           1998
                                            -----------    -----------    -----------
Balance, Beginning                          $ 4,682,024    $ 4,726,161    $ 4,575,265

  Provision Charged to Operating Expenses     2,279,810      1,166,000      1,157,330
  Loans Charged Off                          (1,541,952)    (1,639,943)    (1,409,770)
  Loan Recoveries                               241,433        429,806        403,336
                                            -----------    -----------    -----------

Balance, Ending                             $ 5,661,315    $ 4,682,024    $ 4,726,161
                                            ===========    ===========    ===========

The allowances for loan losses presented above include allowances for impaired loan losses. Transactions in the allowance for impaired loan losses during 2000, 1999 and 1998 were as follows:

                                                2000           1999           1998
                                            -----------    -----------    -----------
Balance, Beginning                          $   106,321    $   374,675    $   460,703

  Provision Charged to Operating Expenses       150,679       (144,862)        14,267
  Loans Charged Off                            (218,145)      (123,492)      (100,295)
  Loan Recoveries                                34,796             --             --
                                            -----------    -----------    -----------

Balance, Ending                             $    73,651    $   106,321    $   374,675
                                            ===========    ===========    ===========

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

                                                               2000          1999
                                                           -----------    -----------
Land                                                       $ 1,769,274    $ 1,571,779
Building                                                    11,013,457      9,841,094
Furniture, Fixtures and Equipment                            8,770,606      7,775,341
Leasehold Improvements                                         262,344        326,963
Construction in Progress                                        47,920         95,746
                                                           -----------    -----------

                                                            21,863,601     19,610,923
Accumulated Depreciation                                    (7,816,332)    (6,763,890)
                                                           -----------    -----------

                                                           $14,047,269    $12,847,033
                                                           ===========    ===========

Depreciation charged to operations totaled $1,280,312 in 2000, $1,168,173 in 1999 and $975,416 in 1998.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $153,500 for 2000, $137,600 for 1999 and $147,800 for 1998.

Future minimum rental payments as of December 31, 2000 are as follows:

                Year Ending
                December 31                           Amount
                -----------                       --------------

                    2001                          $      149,165
                    2002                                  95,828
                    2003                                  68,517
                    2004                                  10,104
                    2005                                   1,438
                                                  --------------

                                                  $      325,052
                                                  ==============


(7)  Income Taxes

The Company records income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

                                      2000           1999           1998
                                   -----------    -----------    -----------

Current Federal Expense            $ 2,484,106    $ 2,090,601    $ 1,641,502
Deferred Federal Benefit              (396,917)      (211,637)        (7,175)
                                   -----------    -----------    -----------

Federal Income Tax Expense           2,087,189      1,878,964      1,634,327
Current State Income Tax Expense       100,000         23,500         58,145
                                   -----------    -----------    -----------

                                   $ 2,187,189    $ 1,902,464    $ 1,692,472
                                   ===========    ===========    ===========

The federal income tax expense of $2,087,189 in 2000, $1,878,964 in 1999 and $1,634,327 in 1998 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                           2000          1999          1998
                                        -----------   -----------   -----------

Statutory Federal Income Taxes          $ 2,278,018   $ 2,068,112   $ 1,885,103
  Tax-Exempt Interest                      (172,891)     (187,304)     (179,152)
  Interest Expense Disallowance              33,662        34,023        31,011
  Premiums on Officers' Life Insurance      (18,489)      (20,904)      (23,828)
  Meal and Entertainment Disallowance         4,619         4,591         5,467
  State Income Taxes                        (47,938)      (22,311)      (17,527)
  Other                                      10,208         2,757       (66,747)
                                        -----------   -----------   -----------

Actual Federal Income Taxes             $ 2,087,189   $ 1,878,964   $ 1,634,327
                                        ===========   ===========   ===========

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

                                                         2000          1999
                                                      -----------   -----------
Deferred Tax Assets
  Allowance for Loan Losses                           $ 1,333,833   $   935,208
  Deferred Compensation                                   233,712       221,909
  Other Real Estate                                            --         7,820
  Other                                                     7,816         2,099
                                                      -----------   -----------

                                                        1,575,361     1,167,036
Deferred Tax Liabilities
  Premises and Equipment                                 (285,785)     (274,377)
                                                      -----------   -----------

                                                        1,289,576       892,659
Deferred Tax Asset on
  Unrealized Securities Losses                             17,456       767,039
                                                      -----------   -----------

Net Deferred Tax Assets                               $ 1,307,032   $ 1,659,698
                                                      ===========   ===========


(8)  Deposits

Components of interest-bearing deposits as of December 31 are as follows:

                                                         2000           1999
                                                     ------------   ------------

Interest-Bearing Demand                              $ 72,833,119   $ 66,418,353
Savings                                                13,072,303     13,541,366
Time, $100,000 and Over                               111,874,988     90,459,902
Other Time                                            213,582,987    170,310,545
                                                     ------------   ------------

                                                     $411,363,397   $340,730,166
                                                     ============   ============

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $99,262,800 and $81,129,000 as of December 31, 2000 and 1999, respectively.

As of December 31, 2000, the scheduled maturities of certificates of deposit are as follows:


            Year                                       Amount
     -------------------                           ---------------

            2001                                      $268,753,114
            2002                                        32,342,196
            2003                                        13,673,362
            2004                                         2,867,009
     2005 and Thereafter                                 7,822,294
                                                      ------------

                                                      $325,457,975
                                                      ============


(9)  Borrowed Money

Borrowed money at December 31 is summarized as follows:

                                                2000          1999
                                            -----------   -----------

Federal Home Loan Bank Advances             $23,800,000   $20,700,000
First Port City Note Payable                    674,290       674,240
The Banker's Bank Note Payable                  611,429       592,561
                                            -----------   -----------

                                            $25,085,719   $21,966,801
                                            ===========   ===========

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2001 to 2010 and interest rates ranging from 5.51 percent to 6.98 percent. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans are pledged as collateral for the FHLB advances outstanding.

First Port City note payable was renewed on January 29, 2000 with additional funds added for an amount totaling $963,200. Annual principal payments of $96,320 are due with interest paid quarterly at The Wall Street Prime minus one half percent. The debt is secured by commercial real estate in downtown Fitzgerald, which includes the parent company's facilities. Any unpaid balance is due January 29, 2003.

The Banker's Bank note payable was renewed on October 23, 2000 for $625,000 at a rate of The Wall Street Prime minus one half percent. Payments are due monthly with the entire unpaid balance due October 23, 2003. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

The aggregate stated maturities of borrowed money at December 31, 2000 are as follows:

           Year                                        Amount
    -------------------                           ----------------

           2001                                      $6,515,550
           2002                                       4,935,330
           2003                                       3,634,839
           2004                                       1,000,000
    2005 and Thereafter                               9,000,000
                                                    -----------
                                                    $25,085,719
                                                    ===========

(10) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company's policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $369,334 for 2000, $328,256 for 1999 and $264,222 for 1998.

(11) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. Commitments under standby letters of credit to U.S. addressees approximated $1,770,000 as of December 31, 2000 and $1,705,000 as of December 31, 1999.
Unfulfilled loan commitments as of December 31, 2000 and 1999 approximated $40,495,000 and $43,197,000, respectively. No losses are anticipated as a result of commitments and contingencies.

(12) Deferred Compensation Plan

The Banks have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a period of 10 years, beginning at age 65. In the event of a director's death before age 65, payments are made to the director's named beneficiary over a period of 10 years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plan totaled $688,286 and $653,573 as of December 31, 2000 and 1999, respectively. Benefit payments under the contracts were $68,378 in 2000 and $63,195 in 1999. Provisions charged to operations totaled $103,091 in 2000, $105,965 in 1999 and $79,278 in 1998.

(13) Interest Income and Expense

Interest income of $362,441, $430,435 and $339,632 from state, county and municipal bonds was exempt from regular income taxes in 2000, 1999 and 1998, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $6,314,057, $4,756,433 and $4,140,604 for the years ended December 31, 2000, 1999 and 1998, respectively.

(14) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

                                                                                       2000          1999          1998
                                                                                   -----------   -----------   -----------
Interest Expense                                                                   $21,795,255   $16,882,943   $15,375,481
                                                                                   ===========   ===========   ===========

Income Taxes                                                                       $ 2,351,106   $ 1,800,000   $ 1,625,000
                                                                                   ===========   ===========   ===========

Noncash financing and investing activities for the years ended December 31 are as follows:

                                                                                       2000          1999          1998
                                                                                   -----------   -----------   -----------
Acquisitions of Real Estate

  Through Loan Foreclosures                                                        $   567,006   $ 1,431,704   $   995,442
                                                                                   ===========   ===========   ===========

Stock Split Effected as Stock Dividend                                             $        --   $ 2,217,513   $        --
                                                                                   ===========   ===========   ===========

Change in Par Value of Common Stock                                                $        --   $19,957,617   $        --
                                                                                   ===========   ===========   ===========

Acquisitions, Net of Cash Acquired:
  Cash Paid, Less Acquired                                                         $   111,687   $        --   $        --
  Liabilities                                                                          458,273            --            --
                                                                                   -----------   -----------   -----------
Fair Value of Assets Acquired                                                      $   569,960   $        --   $        --
                                                                                   ===========   ===========   ===========

(15) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $12,098,184 as of December 31, 2000 and $8,288,667 as of December 31, 1999. All
such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                                                 2000            1999
                                             ------------    ------------

Balance, Beginning                           $  8,288,667    $  6,844,196
  New Loans                                    11,357,415       8,007,259
  Repayments                                   (7,604,013)     (6,811,597)
  Transactions Due to Changes in Directors         56,115         248,809
                                             ------------    ------------
Balance, Ending                              $ 12,098,184    $  8,288,667
                                             ============    ============


(16) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

     Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Investment Securities - Fair values for investment securities are based on quoted market prices.

     Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                                    2000                                  1999
                                                     -----------------------------------   -----------------------------------
                                                        Carrying          Estimated           Carrying           Estimated
                                                         Amount           Fair Value           Amount           Fair Value
                                                     ---------------   -----------------   ----------------   ----------------

                                                                                  (in Thousands)
Assets
  Cash and Short-Term Investments                      $40,269             $40,269           $ 37,840           $ 37,840
  Investment Securities Available for Sale              70,222              70,222             61,856             61,856
  Investment Securities Held to Maturity                   293                 291                963                937
  Loans                                                388,007             386,591            315,441            310,804
  Loans Held for Sale                                    1,513               1,513                  -                  -

Liabilities
  Deposits                                             450,012             451,823            374,450            374,866
  Borrowed Money                                        25,086              25,086             21,967             21,967

Unrecognized Financial Instruments
  Standby Letters of Credit                                  -               1,770                  -              1,705
  Commitments to Extend Credit                               -              40,495                  -             43,197

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(17) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiaries for payment in 2001 without prior approval from the banking regulatory agencies approximates $2,256,000. Upon approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 2000, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                                                          To Be Well
                                                                                                      Capitalized Under
                                                                         For Capital                  Prompt Corrective
                                           Actual                     Adequacy Purposes               Action Provisions
                                ------------------------------   ----------------------------    -----------------------------
                                    Amount           Ratio           Amount           Ratio           Amount           Ratio
                                ----------------   -----------   ---------------    ---------    ---------------    ----------
As of December 31, 2000

Total Capital
  to Risk-Weighted Assets           $44,990,413           10.88%    $33,068,040         8.00%        $41,335,050        10.00%
Tier I Capital
  to Risk-Weighted Assets            39,817,428            9.63      16,534,020         4.00         24,801,030          6.00
Tier I Capital
  to Average Assets                  39,817,428            7.80      20,397,120         4.00         25,496,400          5.00

As of December 31, 1999

Total Capital
  to Risk-Weighted Assets            40,266,776         11.88        27,107,916         8.00         33,884,895         10.00
Tier I Capital
  to Risk-Weighted Assets            36,025,666         10.63        13,553,929         4.00         20,330,894          6.00
Tier I Capital
  to Average Assets                  36,025,666          8.39        17,175,526         4.00         21,469,408          5.00

(18) Business Combinations

On March 2, 2000, Colony Bank Ashburn purchased the capital stock of Georgia First Mortgage Company in a business combination accounted for as a purchase. The purchase price of $346,725 was the fair value of the net assets of Georgia First Mortgage at the date of purchase. Georgia First Mortgage is primarily engaged in residential real estate mortgage lending in the state of Georgia.

(19) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company's balance sheets as of December 31, 2000 and 1999 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:


                      COLONY BANKCORP, INC. (PARENT ONLY)
                                BALANCE SHEETS
                                  DECEMBER 31

                                    ASSETS

                                                                                       2000           1999
                                                                                   ------------    ------------
Cash                                                                               $      3,718    $    247,022
Investment in Subsidiaries, at Equity                                                39,875,534      34,265,641
Other                                                                                 1,354,047       1,448,468
                                                                                   ------------    ------------

Total Assets                                                                       $ 41,233,299    $ 35,961,131
                                                                                   ============    ============


                           LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities

  Dividends Payable                                                                $    266,417    $    177,401
  Notes and Debentures Payable                                                          674,290         674,240
  Other                                                                                  82,459          98,852
                                                                                   ------------    ------------

                                                                                      1,023,166         950,493
                                                                                   ------------    ------------

Stockholders' Equity

  Common Stock, Par Value $1 a Share; Authorized
    20,000,000 Shares, Issued 4,440,276 and 4,435,026
    Shares as of December 31, 2000 and 1999, Respectively                             4,440,276       4,435,026
  Paid-In Capital                                                                    21,602,953      21,537,328
  Retained Earnings                                                                  14,436,056      10,766,844
  Restricted Stock - Unearned Compensation                                              (47,250)           --
  Accumulated Other Comprehensive Income, Net of Tax                                   (221,902)     (1,728,560)
                                                                                   ------------    ------------

Total Stockholders' Equity                                                           40,210,133      35,010,638
                                                                                   ------------    ------------

Total Liabilities and Stockholders' Equity                                         $ 41,233,299    $ 35,961,131
                                                                                   ============    ============

                       COLONY BANKCORP, INC. (PARENT ONLY)
                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                         FOR THE YEARS ENDED DECEMBER 31


                                                           2000         1999           1998
                                                       -----------   -----------    -----------
Income
  Dividends from Subsidiaries                          $ 1,956,250   $ 1,500,000    $ 2,400,000
  Management Fees from Subsidiaries                             --            --        175,500
  Other                                                     70,423        88,501         76,872
                                                       -----------   -----------    -----------
                                                         2,026,673     1,588,501      2,652,372
                                                       -----------   -----------    -----------

Expenses
  Interest                                                  59,295        74,668        117,431
  Amortization                                              17,951        17,951         17,951
  Other                                                    813,804       742,622        717,773
                                                       -----------   -----------    -----------
                                                           891,050       835,241        853,155
                                                       -----------   -----------    -----------

Income Before Taxes and Equity in
  Undistributed Earnings of Subsidiaries                 1,135,623       753,260      1,799,217

    Income Tax Benefits                                    274,007       234,576        169,953
                                                       -----------   -----------    -----------

Income Before Equity in Undistributed
  Earnings of Subsidiaries                               1,409,630       987,836      1,969,170

    Equity in Undistributed Earnings of Subsidiaries     3,103,235     3,192,381      1,882,778
                                                       -----------   -----------    -----------

Net Income                                               4,512,865     4,180,217      3,851,948
                                                       -----------   -----------    -----------

Other Comprehensive Income, Net of Tax
  Gains (Losses) on Securities
    Arising During the Year                              1,180,392    (1,646,355)        75,842
  Reclassification Adjustment                              326,266         1,396        (26,953)
                                                       -----------   -----------    -----------

  Unrealized Gains (Losses) in Securities                1,506,658    (1,644,959)        48,889
                                                       -----------   -----------    -----------

Comprehensive Income                                   $ 6,019,523   $ 2,535,258    $ 3,900,837
                                                       ===========   ===========    ===========

                      COLONY BANKCORP, INC. (PARENT ONLY)
                           STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                     2000           1999           1998
                                                                 -----------    -----------    -----------
Cash Flows from Operating Activities

  Net Income                                                     $ 4,512,865    $ 4,180,217    $ 3,851,948
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Depreciation and Amortization                                  114,133         87,349         85,771
      Equity in Undistributed Earnings of Subsidiaries            (3,103,235)    (3,192,381)    (1,882,778)
      Other                                                          (11,283)        56,858         37,839
                                                                 -----------    -----------    -----------

                                                                   1,512,480      1,132,043      2,092,780
                                                                 -----------    -----------    -----------
Cash Flows from Investing Activities
  Capital Infusion in Subsidiary                                  (1,000,000)          --       (1,000,000)
  Purchases of Premises and Equipment                                 (1,200)       (56,062)      (110,227)
                                                                 -----------    -----------    -----------

                                                                  (1,001,200)       (56,062)    (1,110,227)
                                                                 -----------    -----------    -----------
Cash Flows from Financing Activities
  Dividends Paid                                                    (754,634)      (576,556)      (485,642)
  Proceeds from Issuance of Common Stock                                  --             --        884,787
  Principal Payments on Notes and Debentures                              --       (363,187)    (1,280,379)
  Proceeds from Notes and Debentures                                      50             --             --
                                                                 -----------    -----------    -----------

                                                                    (754,584)      (939,743)      (881,234)
                                                                 -----------    -----------    -----------

Increase (Decrease) in Cash                                         (243,304)       136,238        101,319

Cash, Beginning                                                      247,022        110,784          9,465
                                                                 -----------    -----------    -----------

Cash, Ending                                                     $     3,718    $   247,022    $   110,784
                                                                 ===========    ===========    ===========

(20) Common Stock Split

On February 16, 1999, a 100 percent stock split effected on March 31, 1999 in the form of a dividend was approved by the board. Weighted average shares and per share data for all periods presented in the accompanying consolidated financial statements and related notes have been retroactively restated to reflect the additional shares outstanding resulting from the stock split.

(21) Legal Contingencies

In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony's consolidated financial position.